Exhibit 21.1

Name of Subsidiary	State/Country of Incorporation/Formation
SMTA Financing JV, LLC	Delaware
SMTA Shopko Holdings, LLC	Delaware
SMTA Shopko Portfolio I, LLC	Delaware
SMTA TN Property Holdings, LLC	Delaware
Spirit AS Katy TX, LP	Delaware
Spirit IM Katy TX, LLC	Delaware
Spirit Master Funding, LLC	Delaware
Spirit Master Funding II, LLC	Delaware
Spirit Master Funding III, LLC	Delaware
Spirit Master Funding VI, LLC	Delaware
Spirit Master Funding VII, LLC	Delaware
Spirit Master Funding XI, LLC	Delaware
Spirit MTA OP Holdings, LLC	Delaware
Spirit MTA REIT, L.P.	Delaware
Spirit MTA SubREIT, Inc.	Maryland
Spirit SPE Crown 2014-1, LLC	Delaware
Spirit SPE Portfolio 2006-1, LLC	Delaware
Spirit SPE Portfolio 2006-2, LLC	Delaware
Spirit SPE Portfolio 2006-3, LLC	Delaware
Spirit SPE Portfolio 2012-5, LLC	Delaware